Exhibit (a)(5)(B)

ICAHN ENTERPRISES L.P. AND ICAHN ENTERPRISES HOLDINGS L.P. ANNOUNCE EXTENSION OF TENDER OFFER FOR UP TO 17,753,322 SHARES OF COMMON STOCK OF CVR ENERGY

SUNNY ISLES BEACH, Fla., January 6, 2025 — Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”), and Icahn Enterprises Holdings L.P. (“IEH”), today announced that the expiration time of its cash tender offer for up to 17,753,322 shares of CVR Energy, Inc.’s (NYSE: CVI) (“CVR Energy”) common stock, par value $0.01 per share, at a price per share of $18.25 (the “Offer”), has been extended from one minute after 11:59 p.m., New York City time, on January 6, 2025 to 5:00 p.m., New York City time, on January 8, 2025. All other terms and conditions of the Offer remain unchanged, and IEP and IEH do not intend to further extend the Offer, increase the price of the Offer or otherwise change any of the terms or conditions with respect to the Offer.

The full terms and conditions of the Offer are discussed in the Offer to Purchase, dated December 6, 2024 (the “Offer to Purchase”), and the associated Letter of Transmittal and other materials relating to the Offer that were filed with the Securities and Exchange Commission (the “SEC”) and distributed to CVR Energy’s stockholders.

Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the Offer, has informed IEP that as of 6:00 p.m., New York City time, on January 6, 2025, approximately 960,479 shares have been tendered in the Offer, including 700,244 shares tendered by guaranteed delivery. The number of shares tendered may change significantly prior to the expiration time.

None of CVR Energy, the Special Committee - Strategic of its Board, IEP or IEH or their affiliates, the information agent nor the depositary and paying agent, are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the Offer. Stockholders must decide how many shares they will tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and the other offer documents.

D.F. King & Co., Inc. is serving as Information Agent for the Offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., toll free at (866) 207-3626 or via email at CVREnergy@dfking.com, or on the SEC’s website, at www.sec.gov. CVR Energy’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE OFFER IS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT IEH HAS DISTRIBUTED TO CVR ENERGY’S STOCKHOLDERS. IEH HAS FILED A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC. CVR ENERGY’S STOCKHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER.

About CVR Energy

Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewables, petroleum refining and marketing businesses as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own approximately 37% of the common units of CVR Partners, LP.

About IEP and IEH

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Icahn Enterprises Holdings L.P. (“IEH”) is a Delaware limited partnership. IEP owns a 99% limited partner interest in IEH, and each of IEP and IEH are indirectly controlled by Carl C. Icahn.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the Offer and the anticipated benefits thereof, and the terms of the related tender offer agreement. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Offer or the business of CVR Energy could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the Offer; the expected timing of the completion of the Offer; the ability of IEP to complete the Offer considering the various conditions to the Offer, some of which are outside the parties control; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the Offer may not be timely completed, if at all; that, prior to the completion of the transaction, CVR Energy’s business may not perform as expected due to transaction-related uncertainty or other factors; and other risks that are described in CVR Energy’s latest Annual Report on Form 10-K and its other filings with the SEC. IEP does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent necessary to amend and promptly disseminate revised information in the event that our existing disclosure regarding the Offer materially changes or as otherwise required by law or applicable rule or regulation.